UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2024

SERES THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37465	27-4326290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Cambridgepark Drive Cambridge, MA	02140
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 945-9626

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	MCRB	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

On August 13, 2024, Seres Therapeutics, Inc. (the “Company”) announced its financial results for the quarter ended June 30, 2024 and provided operational updates. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K (the “Current Report”).

Item 7.01. Regulation FD Disclosure.

On August 13, 2024, the Company posted an updated corporate presentation in the “Investors and News” portion of its website at www.serestherapeutics.com. A copy of the slide presentation is attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

The information in this Items 2.02 and 7.01 of this Current Report, including Exhibits 99.1 and 99.2 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following Exhibits 99.1 and 99.2 relate to Items 2.02 and 7.01, respectively, and shall be deemed to be furnished, and not filed:

Exhibit No.	Description

99.1	Seres Therapeutics, Inc. Press Release issued August 13, 2024

99.2	Seres Therapeutics, Inc. Corporate Presentation as of August 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Important Additional Information About the Transaction and Where to Find It

This communication is being made in respect of the proposed transaction involving Seres and SPN. Seres intends to file with the Securities and Exchange Commission (the “SEC”), a proxy statement and other relevant documents in connection with a special meeting of Seres’ stockholders for purposes of obtaining, stockholder approval of the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of Seres and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF SERES ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SERES AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Seres with the SEC at the SEC’s website at www.sec.gov or from Seres at its website at ir.serestherapeutics.com.

Participants in the Solicitation

Seres and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Seres’ stockholders in connection with the proposed transaction will be set forth in Seres’ definitive proxy statement for its stockholder meeting at which the proposed transaction will be submitted for approval by Seres’ stockholders. You may also find additional information about Seres’ directors and executive officers in Seres’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 5, 2024, Seres’ Definitive Proxy Statement for its 2024 annual meeting of stockholders, which was filed with the SEC on March 5, 2024, and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this communication that do not relate to matters of historical fact should be considered forward-looking statements, including statements about the financial terms, timing and completion of the sale of VOWST assets to SPN; the receipt of future payments and the use of proceeds of the transaction,; the timing and results of our clinical studies and data readouts; future product candidates, development plans and commercial opportunities; operating plans and our future cash runway; our ability to generate additional capital; our planned strategic focus; anticipated timing of any of the foregoing and other statements which are not historical fact.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: (1) we have incurred significant losses, are not currently profitable and may never become profitable; (2) our need for additional funding; (3) our history of operating losses; (4) the restrictions in our debt agreement; (5) our novel approach to therapeutic intervention; (6) our reliance on third parties to conduct our clinical trials and manufacture our product candidates; (7) the competition we will face; our ability to protect our intellectual property; (8) our ability to retain key personnel and to manage our growth; (9) the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement; (10) our failure to obtain stockholder approval for the proposed transaction or to satisfy any of the other conditions to the completion of the proposed transaction; (11) the effect of the announcement of the proposed transaction on our ability to retain and hire key personnel and maintain relationships with our customers, suppliers, advertisers, partners and others with whom we do business, or on our operating results and businesses generally; (12) the risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction and the obligation to provide transition services; (13) our failure to receive the installment payments or the milestone payments in the future; (14) the significant costs, fees and expenses related to the proposed transaction; (15) the uncertainty of impact of the 50/50 profit and loss sharing arrangement on our reported results and liquidity; (16) the risk that the proposed transaction will not be completed within the expected time period or at all and (17) we may not be able to realize the anticipated benefits of the proposed transaction. These and other important factors discussed under the caption ”Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC), on May 8, 2024, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this communication. Any such forward-looking statements represent management’s estimates as of the date of this communication. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this communication.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERES THERAPEUTICS, INC.

Date: August 13, 2024	By:	/s/ Thomas J. DesRosier
	Name:	Thomas J. DesRosier
	Title:	Chief Legal Officer and Executive Vice President

Exhibit 99.1

SERES THERAPEUTICS REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATES

SER-155 Phase 1b placebo-controlled Cohort 2 clinical readout on track for September

VOWST asset sale to provide $175M cash infusion, less approximately $20M in settlement of net obligations between the Parties, at close

Transaction proceeds to fully retire debt and support advancement of wholly-owned cultivated live biotherapeutic pipeline to improve patient outcomes in medically vulnerable populations

Based on existing cash, deal economics and operating plans, Seres expects to fund operations into Q4 2025

Conference call at 8:30 a.m. ET today

CAMBRIDGE, Mass.—August 13, 2024 — Seres Therapeutics, Inc. (Nasdaq: MCRB), (“Seres” or “the Company”), a leading live biotherapeutics company, today reported second quarter 2024 financial results and provided business updates.

“Our recently announced VOWST asset sale will, pending approval by stockholders and upon closing, significantly strengthen Seres’ balance sheet and advance our goal to improve patient outcomes in medically vulnerable patient populations through the use of our wholly-owned cultivated live biotherapeutics,” said Eric Shaff, President and Chief Executive Officer of Seres. “We intend to leverage our clinical, CMC, and regulatory successes by applying our therapeutic approach to new patient groups that face heightened risks of serious bacterial infections, which frequently lead to extensive and costly treatments and, unfortunately too often, death.”

Mr. Shaff continued, “Our lead SER-155 program remains on track for a clinical data readout from the placebo-controlled study Cohort 2 in patients receiving allogeneic hematopoietic stem cell transplant (allo-HSCT) in September. This dataset has the potential to highlight the extensive clinical value and commercial opportunities of both our SER-155 program and our biotherapeutic approach more generally. Multiple patient groups are known to experience a disrupted gastrointestinal (GI) microbiome and a high risk of life-threatening enteric-derived bacterial infections as well as blood stream infections arising from translocated bacteria. Our development efforts are targeting multiple medically vulnerable patient groups, including potentially those with chronic liver disease, cancer neutropenia and solid organ transplants. In the longer term, we plan to develop our biotherapeutics to treat GI-related immune diseases such as inflammatory bowel disease.”

Corporate Highlights

•

In April, the Company announced the completed enrollment of Cohort 2 of the SER-155 Phase 1b study, which included 45 participants. Cohort 2 study data are anticipated in September and will include safety, drug pharmacology and efficacy-related measures, including the rates of bacterial infections and febrile neutropenia, through day 100 following allo-HSCT—a period in which patients frequently experience serious infections. SER-155 is designed to prevent GI-derived infections and resulting bloodstream infections, enhance epithelial barrier integrity and induce immune tolerance responses to reduce the incidence of graft-versus-host-disease (GvHD). The Company previously announced SER-155 Phase 1b Cohort 1 clinical data that showed SER-155 was well-tolerated, resulted in successful drug bacteria engraftment and a substantial reduction in pathogen domination in the GI microbiome compared to a reference cohort of patients. SER-155 received FDA Fast Track Designation. The Company’s cultivated biotherapeutics are manufactured from single strain bacteria isolates through fermentation methods that allow for efficient, scalable processes.

•

On August 6, the Company announced that it signed an agreement with Société des Produits Nestlé S.A (“SPN”), a wholly-owned subsidiary of Nestlé S.A., for the sale of its VOWST business to SPN (the “Purchase Agreement”). Under the terms of the Purchase Agreement, upon the deal close, Seres will receive capital infusions, including an upfront payment, a prepaid milestone payment and an equity investment. In addition, Seres is due to receive installment payments in 2025, contingent upon the Company’s material compliance with transition obligations, as well as potential future milestone payments based on VOWST net sales targets. The completion of the transaction, which is subject to Seres’ stockholder approval and other customary conditions, is expected to occur within 90 days following the signing of the Purchase Agreement. Seres continues to support VOWST commercial supply, and production capacity remains strong. Following the expected close of the asset sale transaction, Seres will provide transition services through the first quarter of 2025 and manufacturing support through the end of 2025, subject to SPN’s limited ability to extend, and will continue to share 50/50 in the profits or losses of the business through the fourth quarter of 2025.

•

Seres intends to evaluate SER-155 and other cultivated live biotherapeutic candidates in additional medically vulnerable patient populations, including chronic liver disease, cancer neutropenia, and solid organ transplants. Future development plans will be informed by pending SER-155 Cohort 2 results, and the Company plans to share more information regarding its SER-155 development plans later in 2024.

•

Seres is also developing another proprietary live biotherapeutic composition, SER-147, designed to prevent GI-derived infections and resulting bloodstream infections and to improve clinical outcomes in patients with metabolic disease, including those with chronic liver disease and at high risk of bacterial infections. We anticipate IND readiness for SER-147 in the second half of 2025.

VOWST Commercial Performance

Seres collaborator SPN and certain of its affiliates (collectively, “Nestlé Health Science”) have continued to lead VOWST commercialization efforts. Since the VOWST product launch in June 2023, the breadth of utilization has steadily increased among healthcare providers. Second quarter 2024 net sales were approximately $14.4 million, reflecting an increase of approximately 43% compared to first quarter net sales of $10.1 million. Seres shares equally with Nestlé Health Science in the VOWST commercial profits or losses. Seres’ share of the VOWST net loss for the second quarter of 2024 was $6.6 million, which was included in the Company’s operating results within Collaboration (profit) loss sharing-related party.

Financial Results

•

Seres reported a net loss of $32.9 million for the second quarter of 2024, as compared to net income of $46.6 million for the same period in 2023. The difference is primarily the result of a $125 million milestone payment received from Nestlé in the second quarter of 2023, upon the FDA approval of VOWST, offset by operating expense reductions.

•

Research and development (R&D) expenses for the second quarter of 2024 were $17.9 million, compared with $46.8 million for the same period in 2023. The decrease in R&D expenses was primarily driven by VOWST commercial manufacturing costs no longer being recognized in the Seres profit and loss (P&L) following the product approval in April 2023, but instead being capitalized and recognized on the Company’s balance sheet, as well as lower personnel and other costs as a result of the restructuring plan announced in November 2023.

•

General and administrative (G&A) expenses for the second quarter of 2024 were $16.1 million, compared with $28.1 million for the same period in 2023. The decrease in G&A expenses was primarily driven by a reduction in professional fees and lower personnel costs as a result of the restructuring plan.

Cash Runway

Seres plans to use the capital obtained from the VOWST asset sale transaction to fully retire its senior secured debt facility with Oaktree Capital Management. Additionally, the Bacthera manufacturing contract will be terminated upon close of the transaction, and Seres will have no further obligations to Bacthera.

Various VOWST-related capabilities, including product manufacturing, will transition to Nestlé Health Science as part of the asset sale. As a result, Seres expects that more than a third of its employees will transfer to Nestlé Health Science following the close of the transaction. Moving forward, Seres will be a streamlined and more focused organization, and the Company’s cash burn rate is expected to be reduced.

As of June 30, 2024, Seres had $71.2 million in cash and cash equivalents. Based on existing cash and operating plans, expected cash to be received upon the close of the VOWST sale and related installment payments due in 2025, and ongoing transaction-related obligations, the Company expects to fund operations into the fourth quarter of 2025. Absent the VOWST sale, the Company expects to fund operations into the fourth quarter of 2024.

Conference Call Information

Seres’ management will host a conference call today, August 13, 2024, at 8:30 a.m. ET. The conference call may be accessed by calling 1-800-715-9871 (international callers dial 1-646-307-1963) and referencing the conference ID number 4877586. To join the live webcast, please visit the “Investors and News” section of the Seres website at www.serestherapeutics.com. A webcast replay will be available on the Seres website beginning approximately two hours after the event and will be archived for at least 21 days.

INDICATION AND IMPORTANT SAFETY INFORMATION FOR VOWST

INDICATION

VOWST (fecal microbiota spores, live-brpk) is indicated to prevent the recurrence of Clostridioides difficile infection (CDI) in individuals 18 years of age and older following antibacterial treatment for recurrent CDI (rCDI).

Limitation of Use: VOWST is not indicated for treatment of CDI.

IMPORTANT SAFETY INFORMATION

WARNINGS AND PRECAUTIONS

Transmissible infectious agents: Because VOWST is manufactured from human fecal matter, it may carry a risk of transmitting infectious agents. Report any infection that is suspected to have been transmitted by VOWST to Aimmune Therapeutics, Inc. at 1-833-246-2566.

Potential presence of food allergens: VOWST may contain food allergens. The potential to cause adverse reactions due to food allergens is unknown.

ADVERSE REACTIONS

The most common adverse reactions (reported in ≥5% of participants) were abdominal distension (31.1%), fatigue (22.2%), constipation (14.4%), chills (11.1%) and diarrhea (10.0%).

To report SUSPECTED ADVERSE REACTIONS, contact Aimmune Therapeutics at 1-833-AIM-2KNO (1-833-246-2566), or the FDA at 1-800-FDA-1088, or visit www.fda.gov/MedWatch.

DRUG INTERACTIONS

Do not administer antibacterials concurrently with VOWST.

Please see Full Prescribing Information and Patient Information

About SER-155

The SER-155 composition is designed to prevent GI-derived infections and resulting bloodstream infections, enhance epithelial barrier integrity, and induce immune tolerance responses, to reduce the incidence of GvHD. SER-155 is being evaluated in a Phase 1b placebo-controlled study in patients undergoing allo-HSCT. SER-155 is a consortium of bacterial species selected and optimized using Seres’ reverse translation discovery and development platform technologies. The design incorporates biomarker data from human clinical data, nonclinical human cell-based assays and in vivo disease models. SER-155 has received FDA Fast Track Designation.

About Seres Therapeutics

Seres Therapeutics, Inc. (Nasdaq: MCRB) is a commercial-stage company focused on improving patient outcomes in medically vulnerable populations through novel live biotherapeutics. Seres led the successful development and approval of VOWST™, the first FDA-approved orally administered microbiome therapeutic. The Company is evaluating SER-155 in a Phase 1b study in patients receiving allo-HSCT. SER-155 is designed to prevent GI-derived infections and resulting bloodstream infections, enhance epithelial barrier integrity and induce immune tolerance responses to reduce the incidence of GvHD. The Company is also advancing additional cultivated oral microbiome therapeutic candidates for medically vulnerable populations, including those with chronic liver disease, cancer neutropenia and solid organ transplants. For more information, please visit www.serestherapeutics.com.

Important Additional Information About the Transaction and Where to Find It

This communication is being made in respect of the proposed transaction involving Seres Therapeutics, Inc., a Delaware corporation (“Seres”) and Société des Produits Nestlé S.A., a société anonyme organized under the laws of Switzerland (“SPN”). Seres intends to file a proxy statement and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with a special meeting of Seres’ stockholders for purposes of obtaining, stockholder approval of the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of Seres and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF SERES ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SERES AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Seres with the SEC at the SEC’s website at www.sec.gov or from Seres at its website at ir.serestherapeutics.com.

Participants in the Solicitation

Seres and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Seres’ stockholders in connection with the proposed transaction will be set forth in Seres’ definitive proxy statement for its stockholder meeting at which the proposed transaction will be submitted for approval by Seres’ stockholders. You may also find additional information about Seres’ directors and executive officers in Seres’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 5, 2024, Seres’ Definitive Proxy Statement for its 2024 annual meeting of stockholders, which was filed with the SEC on March 5, 2024, and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements about the financial terms, timing and completion of the sale of VOWST assets to Nestlé Health Science; the receipt of future payments and the use of proceeds of the transaction; the timing and results of our clinical studies and data readouts; future product candidates, development plans and commercial opportunities; operating plans and our future cash runway; our ability to generate additional capital; our planned strategic focus; anticipated timing of any of the foregoing and other statements which are not historical fact.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: (1) we have incurred significant losses, are not currently profitable and may never become profitable; (2) our need for additional funding; (3) our history of operating losses; (4) the restrictions in our debt agreement; (5) our novel approach to therapeutic intervention; (6) our reliance on third parties to conduct our clinical trials and manufacture our product candidates; (7) the competition we will face; our ability to protect our intellectual property; (8) our ability to retain key personnel and to manage our growth; (9) the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement; (10)

our failure to obtain stockholder approval for the proposed transaction or to satisfy any of the other conditions to the completion of the proposed transaction; (11) the effect of the announcement of the proposed transaction on our ability to retain and hire key personnel and maintain relationships with our customers, suppliers, advertisers, partners and others with whom we do business, or on our operating results and businesses generally; (12) the risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction and the obligation to provide transition services; (13) our failure to receive the installment payments or the milestone payments in the future; (14) the significant costs, fees and expenses related to the proposed transaction; (15) the uncertainty of impact of the 50/50 profit or loss sharing arrangement on our reported results and liquidity; (16) the risk that the proposed transaction will not be completed within the expected time period or at all; and (17) we may not be able to realize the anticipated benefits of the proposed transaction. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 8, 2024, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

SERES THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$71,232	$127,965
Collaboration receivable - related party	18,601	8,674
Inventories	52,997	29,647
Prepaid expenses and other current assets	6,435	9,124

Total current assets	149,265	175,410
Property and equipment, net	17,794	22,457
Operating lease assets	103,282	109,793
Restricted cash	9,873	8,185
Restricted investments	—	1,401
Other non-current assets (1)	41,517	41,354

Total assets	$321,731	$358,600

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,809	$3,641
Accrued expenses and other current liabilities (2)	86,356	80,611
Operating lease liabilities	9,195	6,677
Deferred income - related party	7,922	7,730

Total current liabilities	108,282	98,659
Long term portion of note payable, net of discount	102,494	101,544
Operating lease liabilities, net of current portion	100,936	105,715
Deferred revenue - related party	95,364	95,364
Warrant liabilities	—	546
Other long-term liabilities	1,729	1,628

Total liabilities	408,805	403,456

Commitments and contingencies (Note 15)
Stockholders’ deficit:
Preferred stock, $0.001 par value; 10,000,000 shares authorized at June 30, 2024 and December 31, 2023; no shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value; 360,000,000 shares authorized at June 30, 2024 and 240,000,000 shares authorized at December 31, 2023; 151,633,922 and 135,041,467 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	152	135
Additional paid-in capital	964,012	933,244
Accumulated other comprehensive loss	—	—
Accumulated deficit	(1,051,238)	(978,235)

Total stockholders’ deficit	(87,074)	(44,856)

Total liabilities and stockholders’ deficit	$321,731	$358,600

[1]

Includes $38,877 as of June 30, 2024 and December 31, 2023, of milestones related to the construction of the Company’s dedicated manufacturing suite at BacThera AG, or Bacthera. Such amounts will form part of the right-of-use asset upon lease commencement.

[2]	Includes related party amounts of $43,075 and $28,053 at June 30, 2024 and December 31, 2023, respectively (see Note 17, Related Party Transactions).

SERES THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (INCOME)

(unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Collaboration revenue - related party	$—	$126,473	$—	$125,951

Total revenue	—	126,473	—	125,951
Operating expenses:
Research and development expenses	17,875	46,792	$39,577	90,761
General and administrative expenses	16,059	28,051	$31,525	50,521
Collaboration (profit) loss sharing - related party	(2,589)	2,106	$(171)	5,713

Total operating expenses	31,345	76,949	$70,931	146,995

(Loss) income from operations	(31,345)	49,524	$(70,931)	(21,044)

Other income (expense):
Interest income	1,230	1,726	$2,878	2,758
Interest expense	(3,447)	(3,187)	$(8,110)	(5,135)
Other income (expense)	692	(1,511)	$3,160	(1,201)

Total other expense, net	(1,525)	(2,972)	$(2,072)	(3,578)

Net (loss) income	$(32,870)	$46,552	$(73,003)	$(24,622)
Net (loss) income per share attributable to common stockholders, basic	$(0.22)	$0.36	$(0.49)	$(0.19)

Net (loss) income per share attributable to common stockholders, diluted	$(0.22)	$0.36	$(0.49)	$(0.19)

Weighted average common shares outstanding, basic	151,514,597	127,713,486	148,808,089	126,793,342

Weighted average common shares outstanding, diluted	151,514,597	129,844,931	148,808,089	126,793,342

Other comprehensive (loss) income:
Unrealized (loss) income on investments, net of tax of $0	—	(2)	—	10
Currency translation adjustment	—	(1)	—	1

Total other comprehensive (loss) income	—	(3)	—	11

Comprehensive loss (income)	$(32,870)	$46,549	$(73,003)	$(24,611)

Investor and Media Contact:

IR@serestherapeutics.com

Carlo Tanzi, Ph.D.

Kendall Investor Relations

ctanzi@kendallir.com

Seres Therapeutics Investor Presentation  August 13, 2024 Exhibit 99.2

Disclaimers Forward Looking Statements This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this presentation that do not relate to matters of historical fact should be considered forward-looking statements, including statements about the financial terms, timing and completion of the sale of VOWST assets to SPN; the use of proceeds of the transaction, including the ability to retire our senior secured debt facility; the timing and results of our clinical studies and data readouts; future product candidates, development plans and commercial opportunities; operating plans and our future cash runway for any period of time; our ability to generate additional capital; our planned strategic focus; anticipated the timing of any of the foregoing; and other statements which are not historical fact. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: (1) we have incurred significant losses, are not currently profitable and may never become profitable; (2) our need for additional funding; (3) our history of operating losses; (4) the restrictions in our debt agreement; (5) our novel approach to therapeutic intervention; (6) our reliance on third parties to conduct our clinical trials and manufacture our product candidates; (7) the competition we will face; (8) our ability to protect our intellectual property; (9) our ability to retain key personnel and to manage our growth; (10) the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement; (11) our failure to obtain stockholder approval for the proposed transaction or to satisfy any of the other conditions to the completion of the proposed transaction; (12) the effect of the announcement of the proposed transaction on our ability to retain and hire key personnel and maintain relationships with our customers, suppliers, advertisers, partners and others with whom we do business, or on our operating results and businesses generally; (13) the risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction and the obligation to provide transition services; (14) our failure to receive the installment payments or the milestone payments in the future; (15) the significant costs, fees and expenses related to the proposed transaction; (16) the uncertainty of impact of the 50/50 profit and loss sharing arrangement on our reported results and liquidity; and (17) the risk that the proposed transaction will not be completed within the expected time period or at all; and (18) we may not be able to realize the anticipated benefits of the proposed transaction. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC), on May 8, 2024, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this presentation. Any such forward-looking statements represent management’s estimates as of the date of this presentation. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this presentation. Seres Therapeutics, Inc. © 2024

Disclaimers Important Information about the Transaction and where to Find it This presentation is being made in respect of the proposed transaction involving Seres Therapeutics, Inc., a Delaware corporation (“Seres”) and Société des Produits Nestlé S.A., a société anonyme organized under the laws of Switzerland (“SPN”). Seres intends to file with the Securities and Exchange Commission (the “SEC”), a proxy statement and other relevant documents in connection with a special meeting of Seres’ stockholders for purposes of obtaining stockholder approval of the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of Seres and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF SERES ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SERES AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Seres with the SEC at the SEC’s website at www.sec.gov or from Seres at its website at ir.serestherapeutics.com. Participants in the Solicitation Seres and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Seres’ stockholders in connection with the proposed transaction will be set forth in Seres’ definitive proxy statement for its stockholder meeting at which the proposed transaction will be submitted for approval by Seres’ stockholders. You may also find additional information about Seres’ directors and executive officers in Seres’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 5, 2024, Seres’ Definitive Proxy Statement for its 2024 annual meeting of stockholders, which was filed with the SEC on March 5, 2024, and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. Seres Therapeutics, Inc. © 2024

Transforming patient outcomes using proprietary consortia of live biotherapeutics Strong foundation Validated platform with VOWST® clinical and regulatory success Asset sale strengthens balance sheet, expected to extend runway to Q4 ‘25 Wholly-owned cultivated pipeline: SER-155, SER-147, beyond Near-term catalyst SER-155 Phase 1b study to prevent infections, GvHD in allo-HSCT patients Placebo-controlled Cohort 2 clinical data in Sept ‘24 Blockbuster opportunity Aim for global pivotal study for SER-155 in allo-HSCT Potential to initiate multiple clinical studies in the next 12-18 months Target SER-155 indication expansion in biologically adjacent populations (e.g., blood cancers, solid organ transplant) Expansive potential SER-147 to prevent infections in chronic liver disease planned for IND in late 2025 Current focus of preventing life-threatening infections Potential to treat immune-related diseases (including IBD) Seres Therapeutics, Inc. © 2024

Validated Platform: Seres pioneered the development and FDA approval of VOWST as the first-ever oral live microbiome therapeutic FDA approved (April 2023) to prevent the recurrence of C. difficile infection in adults Approximately 88% sustained clinical response rate (C. diff. recurrence, at up to 8 weeks) DRAMATIC CLINICAL BENEFIT – Preventing infection recurrence Seres Therapeutics, Inc. © 2024

VOWST asset sale a transformational transaction for Seres KEY FINANCIAL TERMS VOWST asset purchase agreement provides infusion of capital and supports pipeline development Asset sale expected to extend operational runway into Q4 2025 Will retire debt and other obligations $100M upfront payment to Seres, less ~$20M in net obligations due to an affiliate of SPN $15M equity investment by SPN at closing $60M prepaid sales-based milestone at closing $75M in deferred payments due in 2025 (less ~$1.5M in employment-related payments) $275M in potential future sales-based milestone payments (subject to reductions for interest on prepaid milestone payment) Seres Therapeutics, Inc. © 2024 Transaction expected to close within 90 days of August 2024 deal signing, subject to customary closing conditions SPN: Société des Produits Nestlé S.A.

Potential to treat a range of vulnerable patient populations Seres Therapeutics, Inc. © 2024 Blood cancers (including HSCT, CAR-T) Solid organ transplant ICU & long-term care patients Chronic liver disease Target population characteristics Opportunities to prevent bacterial infections and immune-related disease Immune suppression GI microbiome functional disruption Antibiotic use Neutropenia Time in hospital/care settings Lost epithelial or mucosal barrier integrity Prevent life-threatening infections (current focus) Treat immune-related diseases Inflammatory bowel disease Graft vs. host disease (GvHD) Checkpoint colitis Radiation enteritis HSCT: hematopoietic stem cell transplant; CAR-T: chimeric antigen receptor T-cell therapy

GI microbiome functional disruption leads to disease susceptibility Functionally disrupted Healthy GI Microbiome: Commensal microbes Pathogenic microbes Seres Therapeutics, Inc. © 2024 Pathogen domination Lost barrier & mucosal integrity Unfavorable immune responses IMPACTED BIOLOGY

Seres’ biotherapeutics designed to restore functionality and health Formulated for oral administration Bacteria selected based on desired functional properties Cultivated in Seres labs from master cell banks Bacteria engraft and restructure GI microbiome, restoring critical biology Pathogen inhibition Barrier integrity Immune function Seres Therapeutics, Inc. © 2024

Seres’ biotherapeutics have well-tolerated safety profile, reducing development risk Sources:  Nanayakkara et al, CA Cancer J Clin 2021; Penack et al, Blood Adv 2020; Zheng et al, Infect Dis Ther 2021 Seres Therapeutics, Inc. © 2024 Based on GI bacteria naturally found in healthy humans, and not associated with disease VOWST product profile includes well-tolerated safety without drug-related serious adverse events Well-tolerated safety profile in multiple clinical trials and patient populations Safety profile has potential to mitigate a primary cause of drug development failure

Near-term focus on SER-155 and SER-147 with potential to address expansive therapeutic opportunities Program Lead Indication & Development Stage Therapeutic Objectives Potential Additional Indications SER-155 Allogeneic HSCT: Ongoing Phase 1b Cohort 2 (placebo controlled) Reduce incidence of serious bacterial infections (e.g., BSIs), febrile neutropenia, and GvHD Autologous HSCT Blood cancers CAR-T Solid organ transplant SER-147 Chronic liver disease: Anticipate IND ready in H2 2025 Reduce incidence of serious bacterial infections (e.g., SBP, BSIs) and related complications ICU patients Long-term care patients provides clinical validation Reduces risk of recurrent C. diff infections Well-tolerated safety profile Seres Therapeutics, Inc. © 2024 Immediate therapeutic focus: prevent life-threatening infections Future: potential to treat immune-related diseases BSI: bloodstream infection; SBP: spontaneous bacterial peritonitis

SER-155 is designed to reduce life-threatening complications of allo-HSCT Sources:  CIBMTR 2023 US summary slides; Penack et al, Blood Adv 2020; Khan et al, Blood 2021; Peled et al, NEJM 2020; Stein-Thoeringer et al, Science 2019; Bleakley & Riddell, Nat Rev Cancer 2004 Only ~60% survival 3 years post-transplant ~10% transplant mortality in first 100 days post-transplant ~80% of adult deaths in first 100 days caused by complications of procedure; half of these due to infections and GvHD Complications have substantial impact: mortality, cost, hospital stay Seres Therapeutics, Inc. © 2024 Allo-HSCT treatment regimen and SER-155 -14 0 +100 Days Conditioning Immunosuppression Chemotherapy Anti-infectives 1st SER-155 dose Increased risk of infection, GvHD Additional SER-155 dosing Allo-HSCT infusion Extensive GI microbiome disruption

GI pathogen domination: frequent and associated with mortality in allo-HSCT Enterococcus domination in allo-HSCT associated with increased mortality allo-HSCT recipients frequently experience pathogen domination in GI tract Sources:  Peled et al, NEJM 2020; Stein-Thoeringer et al, Science 2019; Kusakabe et al, BBMT 2020 Seres Therapeutics, Inc. © 2024 Months after HSCT 0 5 10 15 20 1.0 0.8 0.6 0.4 0.0 0.2 Proportion of patients survived Day relative to HSCT -28 -14 0 14 28 1.00 0.75 0.50 0.25 0.00 Fraction of sample

SER-155 restores critical biology in murine and in vitro models Seres Therapeutics, Inc. © 2024 Reduces known human pathogens in murine models Declining VRE titers Declining CRE titers Pathogen inhibition Barrier integrity Immune function Enhances epithelial barrier integrity in colonic epithelial membrane assay Increases Treg differentiation and decreases proinflammatory T cells in murine models Barrier Permeability Neg. Control Consortia + IFN SER-155 + IFN Assay Control + IFN p ≤ 0.0001 for all comparisons   * p ≤ 0.02 ** p ≤ 0.009  ***  p = 0.0007 ****  p < 0.0001 Neg. Control Consortia SER-155 p ≤ 0.004

Ongoing SER-155 Phase 1b study evaluating safety, pharmacology, and efficacy in adult HSCT recipients SER-155 COHORT 1 Open-label (n=13) COHORT 2 Placebo-controlled 1:1 (n=45 enrolled) Primary Endpoints: Safety and tolerability SER-155 bacterial strain engraftment Received US FDA Fast Track Designation in December 2023 Key Secondary Endpoints: Bacterial pathogen abundance Incidence of bloodstream and GI infections and acute GvHD Incidence and duration of febrile neutropenia SER-155 Placebo results reported May 2023 results expected Sept. 2024 Seres Therapeutics, Inc. © 2024

Cohort 1 data demonstrate favorable safety and pathogen reduction SER-155 well-tolerated - no serious attributed adverse events Engraftment of SER-155 bacterial strains confirmed Substantial reduction in cumulative incidence of pathogen domination, a biomarker associated with the risk of serious GI infections, bloodstream infections, and GvHD.  ü ü ü SER-155 associated with reduced pathogen domination vs. reference cohort 11% with domination in Day 0-30 in SER-155 cohort vs. 64% reference cohort Pathogen domination in cohort 1 was transient Cohort 1 study population results (n=13) Seres Therapeutics, Inc. © 2024 Cumulative Incidence of Pathogen Domination in GI Days post HSCT Reference Cohort: Incidence 64% (293 of 459 subjects) SER-155 Cohort: Incidence 11% (1 of 9 subjects) Source: Seres clinical trial data announced May 2023; Memorial Sloan Kettering Cancer Center allo-HSCT patient data

Cohort 2 placebo-controlled clinical results anticipated in September 2024  Cohort 2 clinical outcomes (n=45 enrolled) Safety Profile Favorable safety profile would validate path forward in other vulnerable populations SER-155 Bacterial Engraftment and Desired Functional Pharmacology Engraftment would confirm desired SER-155 biological activity and inform future indication selection Efficacy (Infections, Febrile Neutropenia, and GvHD) Reductions in incidence and durations of infectious endpoints (bloodstream infections, GI infections, febrile neutropenia) and GvHD would validate path forward in infection protection Seres Therapeutics, Inc. © 2024

Viral prophylaxis provides precedent in medically vulnerable patients Prevymis - increasingly used for viral infection prophylaxis (e.g., allo-HSCT and solid organ transplant populations) $605M ‘23 WW sales Reduces CMV infection in allo-HSCT recipients Lowers mortality rate Overall cost of allo-HSCT is high (~$400K US year 1 allo-HSCT costs) Transplant-related complications (e.g., infections) raise cost by ~$180K Infections result in longer hospital stays, readmissions, increased ICU utilization Seres Therapeutics, Inc. © 2024 Sources: CMS.gov; Broder et al, Am Drug Health Benefits 2017; Perales et al, Biol Blood Marrow Transplant 2017

SER-155 allo-HSCT commercial opportunity is meaningful Serious bacterial infections are frequent, creating a strong medical rationale for prophylaxis to prevent infections and complications ~10K patients in U.S. and ~13K in top 15 EU markets Very high overall cost of allo-HSCT, and related cost of complications supports financial rationale to treat Well-defined treatment centers could rapidly adopt as a new standard of care ü ü ü ü Seres Therapeutics, Inc. © 2024 Sources:  CIBMTR; HRSA; Passweg et al, BMT 2021; IQVIA; Broder et al, Am Drug Health Benefits 2017; Perales et al, Biol Blood Marrow Transplant 2017

Accelerating SER-155 clinical development on positive Ph1b outcomes Global SER-155 development and commercialization in broad range of indications in medically vulnerable populations Aim for global pivotal study in allo-HSCT Potential to follow successful precedent from VOWST development, utilizing modest study enrollment Engage regulators SER-155 has Fast Track Designation from FDA Plan to seek Orphan and Breakthrough Designations Engage EMA and countries to assess path forward Enable rapid indication expansion in adjacent populations Seres Therapeutics, Inc. © 2024

Anticipated SER-155 expansion in biologically adjacent populations Seres Therapeutics, Inc. © 2024 Sources:  CIBMTR; Passweg et al, BMT 2021; US Organ Procurement & Transplantation Network; International Registry in Organ Donation and Transplantation; US National Cancer Institute SEER Program; American Cancer Society; European Cancer Information System Population Transplants / diagnoses per year (US + EU) Autologous HSCT ~30K Blood cancers with high neutropenia rates (acute myeloid leukemia, multiple myeloma, B cell non-Hodgkin’s lymphomas) ~190K Solid organ transplant (liver, kidney) ~65K Potential to initiate multiple clinical studies within the next 12-18 months

SER-147 in development to prevent infections in chronic liver disease patients Substantial unmet need Promising preclinical data Sources: GBD 2017 Cirrhosis Collaborators, Lancet Gastroenterology & Hepatology 2020; United Nations world population data; Trebicka et al, J Hepatol 2020; Seres preclinical data from 2023 IDWeek 0.5M 2.1M ~50% SER-147 designed to reduce pathogens causing gut-seeded SBP and BSIs in liver disease patients Declining E. coli titers experience bacterial infections in a 6 month period ~20-25% of infections are spontaneous bacterial peritonitis and bloodstream infections likely to be gut-seeded Seres Therapeutics, Inc. © 2024 Example: 1-3 log reduction of E. coli in in vivo models, plus reduction of other pathogens

End-to-end capabilities & expertise for discovery and development of bacterial live biotherapeutics GI microbiome biomarker & drug target identification Proven discovery, pharmacology, and clinical capabilities Clinical translation & patient subpopulation insights Lead candidate design, screening, optimization, & drug pharmacology Regulatory expertise pioneering a novel biotherapeutic class Proprietary know-how on clinical trial design and execution Novel biotherapeutic GMP manufacturing & quality Seres Therapeutics, Inc. © 2024

Manufacturing platform delivers defined consortia in oral formulation using cost-effective production Novel formulations enabling consistent drug product composition, drug stability for distribution, and targeted drug delivery Quality systems to ensure product quality and stability, extending prior regulatory successes, including developing product release specifications with the FDA Highly intensive strain bioprocessing leveraging flexible, single-use manufacturing technology for cost-effective production Strain isolation and characterization pipeline to rapidly identify cGMP-suitable medium components Seres Therapeutics, Inc. © 2024

Maximizing opportunity going forward SER-155 Allo-HSCT: September ‘24 Phase 1b readout; global pivotal study if successful Indication expansion in biologically adjacent populations (e.g., auto HSCT, CAR-T, blood cancers, solid organ transplants) Prevent life-threatening infections in additional populations Treat immune-related diseases (e.g., IBD, GvHD, checkpoint colitis, radiation enteritis) Additional Opportunities SER-147 Chronic liver disease: anticipate IND ready in H2 2025 Indication expansion (e.g., ICU and long-term care patients) rCDI: Proven clinical and regulatory success; asset sale to Nestlé; Seres to participate in future milestones VOWST Seres Therapeutics, Inc. © 2024

Summary and path forward Near-term SER-155 Phase 1b clinical results VOWST asset sale strengthens financial position Ongoing Phase 1b study in allo-HSCT patients for prevention of bacterial infections, febrile neutropenia, and acute GvHD Placebo-controlled Cohort 2 clinical data expected in September VOWST asset sale expected to close 90 days from August deal signing, with $175M due at closing less an ~$20M settlement of net obligations, and $75M (less ~$1.5M in employment-related payments) in installment payments due in 2025 + $275M potential future milestones $71.2M in cash at end Q2 2024; asset sale expected to extend cash runway into Q4 2025 151.5M shares of MCRB outstanding as of May 6, 2024; additional ~14M issued at closing Developing a pipeline of novel biotherapeutics in areas of high unmet need Successful VOWST development validates using biotherapeutics for preventing life-threatening infections Pipeline aims to bring transformative medicines to a wider set of patients, led by SER-155 with SER-147 anticipated to be IND ready in H2 2025 Seres Therapeutics, Inc. © 2024